EXHIBIT 10.20

GROUP DISABILITY INCOME REINSURANCE AGREEMENT

Between

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

Milwaukee, Wisconsin

and

STANDARD INSURANCE COMPANY

Portland, Oregon

This Reinsurance Agreement (“Agreement”) between The Northwestern Mutual Life Insurance Company, Milwaukee, Wisconsin (“Northwestern Mutual”) and Standard Insurance Company, Portland, Oregon (“Reinsurer”) is effective as of January 1, 2005. Unless stated otherwise, the term “days” means calendar days.

The parties agree as follows:

1. Policies Reinsured

1.1 Effective as of the date specified above and except as otherwise provided for in this Agreement, this Agreement applies to all in-force and future policies of group long term disability insurance and group short term disability insurance issued by Northwestern Mutual and administered by Reinsurer as a third-party administrator, and to subsequent increases and decreases in risk under those policies.

2. Automatic Reinsurance

2.1 Northwestern Mutual agrees to cede and the Reinsurer agrees to accept, on an automatic basis, Reinsurer’s Risk Share, as defined in Exhibit A, of Northwestern Mutual’s risk on the policies reinsured under this Agreement.

2.2 Northwestern Mutual may elect to decrease the Reinsurer’s Risk Share automatically ceded to Reinsurer as follows:

2.2.1 On or before November 1 of each calendar year, Northwestern Mutual may elect by written notice to Reinsurer to decrease the Reinsurer’s Risk Share to be applied to all policies that initially become effective in the following calendar year and each subsequent year; provided, however, that after each such reduction, the revised Reinsurer’s Risk Share shall not be less than the Reinsurer’s Risk Share immediately prior to the reduction less twenty (20) percentage points (for example, if the Reinsurer’s Risk Share was 50%, Northwestern Mutual could reduce the Reinsurer’s Risk Share to 30%).

2.2.2 If the Reinsurer’s Risk Share is reduced, the Reinsurance Premium Percentage shall be reduced proportionally.

2.2.3 Nothing in this section shall be construed as requiring a decrease in the Reinsurer’s Risk Share or otherwise restrict Reinsurer’s or Northwestern Mutual’s right to terminate this Agreement as provided elsewhere in this Agreement.

2.3 If Northwestern Mutual gives notice to terminate the Administration Agreement, then (a) Northwester Mutual shall not have the right to make subsequent reductions under Section 2.2, and (b) Reinsurer has the option, within 30 calendar days after it receives Northwestern Mutual’s termination notice, to retroactively increase its Risk Share to a level not to exceed the largest Risk Share in place for new issues during the prior six month period. This Section 2.3 shall not apply if Reinsurer gives notice to terminate the Administration Agreement.

3. Liability of Reinsurer

3.1 The reinsurance provided under this Agreement is indemnity reinsurance. No right or legal relation whatsoever is created between Reinsurer and the insured members, owner, or any beneficiary of any insurance policy or contract of Northwestern Mutual.

3.2 The liability of Reinsurer shall begin and end simultaneously with that of Northwestern Mutual except as otherwise expressly provided for in this Agreement. The reinsurance will remain in force as long as the underlying policy remains in force except as otherwise expressly provided for in this Agreement. Reinsurer shall not reinsure any claims initially incurred after Northwestern Mutual assumes the administration of new claims.

3.3 Reinsurer agrees to pay to Northwestern Mutual the Reinsurer’s Risk Share, as set forth in Exhibit A, of all benefits paid under the policies reinsured under this Agreement including, but not limited to, claims, experience rated refunds, or other similar payments (but not including dividends) made pursuant to the group policies reinsured under this Agreement.

3.4 Reinsurer agrees to establish statutory reserves for Reinsurer’s Risk Share. Such statutory reserves will be calculated on the same basis and use the same assumptions as Northwestern Mutual uses for the same policies. Northwestern Mutual agrees that it will not change the basis or assumptions used for calculating statutory reserves without first discussing any such change with Reinsurer.

3.5 If this Agreement is terminated for new business, Reinsurer shall remain liable for its share of Incurred Claims (as defined in Section 8.2.1) unless those risks are recaptured by Northwestern Mutual as provided elsewhere in this Agreement.

3.6 If Northwestern Mutual recaptures risk ceded under this Agreement, the Reinsurer’s liability with respect to the recaptured policies is set forth in Section 8 of this Agreement.

4. Administration of Product

4.1 The parties acknowledge that Northwestern Mutual has contracted with Reinsurer, under a separate administration agreement (“Administration Agreement”), to administer certain group disability products that may be reinsured under this Agreement. The parties agree that administration of the products is governed by the Administration Agreement and that the reinsurance of the products is governed by this Agreement. When appropriate, interpretation of this Agreement should take into account the provisions of the Administration Agreement. For example, although this Agreement may reserve certain rights to Northwestern Mutual, Northwestern Mutual may have delegated the administrative tasks to the Reinsurer through the Administration Agreement.

4.2 The parties agree that, subject to the provisions of the Administration Agreement, Northwestern Mutual has sole authority to use another third-party administrator or assume any or all of the product administration functions.

5. Reinstatements

5.1 Northwestern Mutual shall have sole authority to reinstate policies reinsured under this Agreement according to its usual reinstatement practices and procedures. When a policy reinsured under this Agreement is reinstated, reinsurance under this Agreement is reinstated concurrently at the Reinsurer’s Risk Share and Reinsurance Premium Percentage that would have applied if the policy had not lapsed.. Northwestern Mutual will pay all reinsurance premiums in arrears for that period for which Northwestern Mutual receives premiums in arrears under the reinsured policy.

6. Premiums and Allowances

6.1 Definitions.

6.1.1 Monthly Paid Premium. Monthly Paid Premium is the total of all premium actually received, including amounts paid in advance, payable in accordance with the terms of the various insured group products reinsured pursuant to this Agreement.

6.1.2 Monthly Earned Premium. Monthly Earned Premium is Monthly Paid Premium adjusted for amounts due and unpaid and amounts paid in advance, payable in accordance with the terms of the various insured group products reinsured pursuant to this Agreement.

6.1.3 Expense Premium. Expense Premium is the sum of the items specified in and determined by the attached Exhibit B.

6.1.4 Net Premium. Net Premium is the difference between Monthly Earned Premium and Expense Premium.

6.1.5 Reinsurer’s Risk Share. Reinsurer’s Risk Share is set forth in Exhibit A.

6.1.6 Reinsurance Premium Percentage. Reinsurance Premium Percentage is set forth in Exhibit A.

6.1.7 Reinsurance Premium. Reinsurance Premium for a policy shall equal Net Premium multiplied by the Reinsurance Premium Percentage which is in effect at that time for that policy.

6.1.8 Retail Premium. Retail Premium is the rate, per unit of coverage, paid by the policyowner. When applicable, Retail Premium also includes any service fees, whether billed per unit of coverage, per covered individual, per type of coverage, or otherwise.

6.2 The parties acknowledge that, pursuant to the current Administration Agreement, both Northwestern Mutual and Reinsurer have input regarding the Retail Premium and Expense Premium. Reinsurer, however, acknowledges that Northwestern Mutual has the ultimate authority (subject to any contrary provision in any then-current Administration Agreement between Northwestern Mutual and Reinsurer) to establish and, from time to time, to adjust the Retail Premium and Expense Premium.

6.3 Payment of Reinsurance Premium. The Reinsurance Premium shall be paid by Northwestern Mutual or its designee to Reinsurer for each policy reinsured pursuant to the terms of this Agreement. The amount of Reinsurance Premium required to be paid under this Agreement shall be determined on a monthly basis and paid by Northwestern Mutual or its designee on or before the 15th day of the month following the month of such determination.

7. Conversion to Individual Policies.

7.1 In the event an individual insured member exercises the right, if any, under the terms of the group disability policy to convert the coverage to an individual disability income policy issued by Northwestern Mutual, the entire risk of the individual disability policy shall be assumed by Northwestern Mutual and shall not be subject to reinsurance under this Agreement. Among other matters, Exhibit B sets forth the allocation of fees attributable to these conversion rights.

8. Recapture

8.1 Recapture Due to Change in Reinsurer’s Risk Share

8.1.1 Northwestern Mutual may elect to recapture a portion of the reinsurance risk associated with any Block of Policies in which each policy is at least five (5) years old as of the beginning of any calendar year. The recapture shall include the entire risk ceded to Reinsurer (subject to the maximum recapture amount stated below) under the polices recaptured (including any claims incurred after the recapture date), but shall not include claims incurred prior to the recapture date (those claims shall remain reinsured at their then-existing Reinsurer’s Risk Share). “Block of Policies” shall mean all policies with an effective date in a given calendar year. The maximum recapture amount shall be the difference between the Reinsurer’s Risk Share currently effective for such Block of Policies and the Reinsurer’s Risk Share to be applied to all new policies to be reinsured under this Agreement. Section 8.3 shall control the transfer of reserves associated with the recaptured policies.

8.1.2 In the event Northwestern Mutual does not recapture all eligible Blocks of Policies, the Block of Policies with the earliest effective dates shall be recaptured first in the maximum amount permitted. The election to recapture shall be given in writing to Reinsurer on or before November 1st of each calendar year.

8.1.3 If Northwestern Mutual recaptures under this Section 8.1 (and does not cancel the recapture as provided for in Section 8.3), the effective date of recapture shall be January 1st in the calendar year immediately following the year in which the notice of recapture is given.

8.2 Recapture if Administration Agreement is Terminated.

8.2.1 In the event Northwestern Mutual and Reinsurer terminate the Administration Agreement, the parties acknowledge that, under the terms of the Administration Agreement, Standard will remain the administrator for claims for which a claimant’s incurred date of disability occurs on or before the effective date of the termination of the Administration Agreement (“Incurred Claims”). However, Northwestern Mutual will assume administration for Incurred Claims that are recaptured under this Section 8 of this Agreement. The parties acknowledge that all other policy administration will transfer to Northwestern Mutual within six months of the effective date of the Administration Agreement’s termination.

8.2.2 As of the effective date of the Administration Agreement’s termination, Northwestern Mutual shall recapture the entire reinsurance risk ceded to Reinsurer under this Agreement, except for Incurred Claims.

8.2.3 Northwestern Mutual, at its option and at any time following notice to terminate of the Administration Agreement, may give notice to recapture Incurred Claims. Unless the parties agree otherwise, the effective date of the recapture of such Incurred Claims shall be the later of (a) the effective date of the termination of the Administration Agreement or (b) 270 days following notice by Northwestern Mutual that it is recapturing Incurred Claims. Section 8.3 shall control the transfer of reserves associated with the recaptured policies. Prior to electing recapture under this Section 8.2.3, Northwestern Mutual will engage in discussions with Reinsurer regarding alternatives to recapturing Incurred Claims to determine if the administration of those claims can be accomplished to Northwestern Mutual’s satisfaction. Notwithstanding the prior sentence, the decision regarding whether to recapture under this

Section 8.2.3 shall be made by Northwestern Mutual in its sole discretion. The parties acknowledge and agree, consistent with the Administration Agreement, that the transfer of administration, including Incurred Claim administration, may be gradual, and that Standard may remain the administrator for some or part of the business for up to 6 months following the effective date of the termination of the Administration Agreement.

8.3 Process for Determining the Recapture Discount.

In all recapture situations under this Agreement, the following process shall apply:

8.3.1 Reinsurer, within 15 business days of the notice of recapture, shall calculate and communicate to Northwestern Mutual the amount of the statutory reserves for the policies and, if applicable, Incurred Claims as of the last day of the month preceding the month in which Northwestern Mutual provided the recapture notice. Upon request, Reinsurer shall provide to Northwestern Mutual details regarding its calculation so that Northwestern Mutual can independently verify the accuracy of the calculation. The parties agree that, until all payments are made under this Section 8.3, Reinsurer shall maintain the Security Trust Account described elsewhere in the Agreement for those policies and/or Incurred Claims to be recaptured.

8.3.2 As soon as reasonably possible after the amount described in Section 8.3.1 is agreed upon, Northwestern Mutual shall provide Reinsurer with its calculation of the Recapture Discount. The “Recapture Discount” is the actuarial appraisal, using appropriate Actuarial Standards of Practice, as of the date used to establish the statutory reserves under Section 8.3.1, of the value expected to emerge from the recaptured policies (and, if applicable, recaptured Incurred Claims) based on projections of expected future earnings discounted to present value at appropriate risk-adjusted rates of return. Reinsurer agrees to provide Northwestern Mutual with all data and information Northwestern Mutual deems necessary to calculate the Recapture Discount, and Northwestern Mutual, at its expense, may retain an independent consultant to assist with the calculation. Northwestern Mutual agrees to share the details of its calculation of the Recapture Discount with Reinsurer. Reinsurer may agree to the proposed Recapture Discount or negotiate further. If the parties cannot agree on a final Recapture Discount within 15 calendar days of the date Northwestern Mutual provided the proposed Recapture Discount, Reinsurer and Northwestern Mutual shall jointly hire (each paying 50% of the fees) an independent consultant who shall provide its calculation of the Recapture Discount within 45 calendar days of the date Northwestern Mutual provided the proposed Recapture Discount. If the jointly retained firm’s Recapture Discount is within 5% of Northwestern Mutual’s proposed Recapture Discount, then the two Recapture Discounts shall be averaged to establish the final Recapture Discount. If the jointly retained firm’s Recapture Discount is not within 5% of Northwestern Mutual’s proposed Recapture Discount, then, within 15 business days of the date the jointly retained firm’s Recapture Discount is announced, Northwestern Mutual can elect to (a) cancel the recapture, or (b) commence an arbitration under Section 17 to determine the Recapture Discount. If the Recapture Discount is established by arbitration, then Northwestern Mutual may elect, within 15 business days of the arbitrator’s final decision, to either proceed with the recapture using the Recapture Discount determined by the arbitration panel or cancel the recapture. If the establishment of the Recapture Discount is arbitrated and Northwestern Mutual elects to cancel the recapture, then Northwestern Mutual agrees to pay Reinsurer’s reasonable costs and fees (not including overhead expenses and compensation of Reinsurer’s officers and employees) incurred in connection with obtaining the jointly retained independent appraisal and with arbitrating the issue.

8.3.3 If the Recapture Discount is established and Northwestern Mutual elects to complete the recapture, then, within 15 business days following the date the

Recapture Discount is established (or, if later, on the effective date of recapture), Reinsurer shall pay to Northwestern Mutual the following: the amount calculated under Section 8.3.1 less the Recapture Discount (the “Transfer Amount”). Unless agreed otherwise, all payments between the parties will be made in cash. Without limitation, the parties acknowledge that Northwestern Mutual can use the assets in the Security Trust Account to satisfy, in full or in part, Reinsurer’s obligation. After the effective date of recapture, Reinsurer shall have no further liability on the portion of the risk recaptured.

8.3.4 Within 15 business days following the payment described in Section 8.3.3, Reinsurer and Northwestern Mutual shall determine the statutory reserves as of the effective date of recapture (“Actual Statutory Reserves”) and make a reconciling payment as follows: (a) if the Actual Statutory Reserves are greater than the statutory reserves calculated under Section 8.3.1, Reinsurer shall pay to Northwestern Mutual the difference between the two amounts multiplied by the Transfer Amount divided by the amount calculated under Section 8.3.1, or (b) if the Actual Statutory Reserves are less than the statutory reserves calculated under Section 8.3.1, Northwestern Mutual shall pay to the Reinsurer the difference between the two amounts multiplied the Transfer Amount divided by the amount calculated under Section 8.3.1.

8.4 Reinsurer and Northwestern Mutual agree that alternate recapture arrangements may be negotiated at any time.

9. Currency

9.1 All amounts reinsured under this Agreement and all payments by Northwestern Mutual and Reinsurer shall be in United States dollars.

10. Administration and Expenses

10.1 Reinsurer shall administer this Agreement. Reinsurer shall provide monthly accounting reports, including, but not limited to, Paid Premiums, Earned Premiums, Expense Premiums, Net Premiums, and benefits payable. Reinsurer shall also provide monthly summaries of business in force, benefits currently paid, and active and disabled life reserves. Reinsurer agrees that Northwestern Mutual, at its option, may assume administration of this Agreement in the future.

11. Claims Standards and Reimbursement

11.1 Reinsurer agrees to pay to Northwestern Mutual the Reinsurer’s Risk Share, as set forth in Exhibit A, of all benefits paid under the contracts reinsured under this Agreement as defined in Section 3.3.

11.2 Reinsurer will contribute its Reinsurer’s Risk Share of any interest payments included in benefits paid on policies reinsured under this Agreement.

11.3 Claim proofs accepted by Northwestern Mutual will be deemed accepted by and binding upon Reinsurer. In administering claims on policies reinsured under this Agreement, Northwestern Mutual shall employ its customary practices and procedures. Reinsurer will abide by all claim payments and settlements of Northwestern Mutual.

11.4 Northwestern Mutual shall not be required to notify Reinsurer of its intention to contest a claim or assert defenses to a claim under a policy reinsured under this Agreement. However, Reinsurer shall pay its share of the costs of any such contest or defense as directed by Northwestern Mutual, including its share of any costs of a rescission action.

11.5 In the event of adjustment by Northwestern Mutual to the amount of any claim due to misstatements in the application, reinsurance under this Agreement will be reinstituted as of the original policy date based on the correct information, and reinsurance premiums shall be adjusted retroactively with the retail premium to reflect the correct information. Northwestern Mutual and Reinsurer will then participate in the adjusted claim amount, each in the same share as it would hold absent the misstatement.

11.6 Northwestern Mutual will have full authority to settle disputes, including single-sum settlements involving cancellation of the policy.

11.7 In the event of rescission of any policy, or coverage under a policy, reinsured under this Agreement, Northwestern Mutual shall recover from Reinsurer all Reinsurance Premium paid on the policy rescinded.

11.8 Reinsurer shall pay its share of extraordinary expenses incurred in connection with the administration or settlement of claims but not including overhead expenses and compensation of Northwestern Mutual’s salaried employees.

12. Error and Oversight

12.1 If through error, oversight, or misunderstanding either Reinsurer or Northwestern Mutual fails to comply with the terms of this Agreement and if, upon discovery of the error, oversight, or misunderstanding by either Northwestern Mutual or Reinsurer, the other party is immediately notified, each will be restored to the position it would have occupied had no such error, oversight, or misunderstanding occurred. In the event that a party cannot as a practical matter be restored to the position it would have occupied but for the error, oversight, or misunderstanding, Northwestern Mutual and Reinsurer will endeavor in good faith, utilizing best efforts, to fashion a resolution to the situation created by the error, oversight, or misunderstanding that is fair and reasonable and most closely approximates the original intent of the parties as evidenced by this Agreement.

13. Offset

13.1 Any amount which either Northwestern Mutual or Reinsurer is obligated to pay the other under this Agreement or the Administration Agreement may be paid net of any amount then due and unpaid by the other under this Agreement or the Administration Agreement.

14. Inspection of Records

14.1 At any reasonable time during normal business hours and upon prior written notice, Reinsurer may inspect at its own expense, at Northwestern Mutual’s Home Office or Administration Office, as appropriate, all records of applications and claim administration decisions for policies reinsured hereunder, and any records pertaining to reinsurance under this Agreement. Reinsurer shall provide an opportunity for a representative from Northwestern Mutual’s Home Office to be present for any inspection of its Administration Office.

14.2 At any reasonable time during normal business hours and upon prior written notice, Northwestern Mutual may inspect, at its own expense, at the Home Office of the Reinsurer, any and all records pertaining to reinsurance under this Agreement.

14.3 The parties agree that the other party can conduct a reinsurance audit in conjunction with any audit performed under the Administration Agreement.

15. Insolvency of Northwestern Mutual

15.1 In the event of the insolvency of Northwestern Mutual, the reinsurance under this Agreement will be payable by Reinsurer directly to Northwestern Mutual or its liquidator, receiver or statutory successor, on the basis of the liability of Northwestern Mutual under the policy or policies reinsured, without diminution because of the insolvency of Northwestern Mutual. It is agreed, however, that the liquidator, receiver or statutory successor of the insolvent Northwestern Mutual shall give written notice to the Reinsurer of the pendency of a claim against the insolvent Northwestern Mutual on a policy reinsured hereunder within a reasonable time after such claim is filed in the insolvency proceedings and that during the pendency of such claim Reinsurer may investigate such claim and interpose, in the proceeding where such claim is to be adjudicated, any defense which it may deem available to Northwestern Mutual or its liquidator, receiver or statutory successor. The expense thus incurred by Reinsurer shall be chargeable, subject to court approval, against the insolvent Northwestern Mutual as part of the expense of liquidation or receivership to the extent that benefit accrues to the insolvent Northwestern Mutual as a result of the defense undertaken by the Reinsurer.

16. Changes in Circumstances of Reinsurer and Trust Account

16.1 Northwestern Mutual and Reinsurer agrees to the provisions set forth in Exhibit C, Changes in Circumstances of Reinsurer.

16.2 In view of the importance of financially sound reinsurers to the financial security of Northwestern Mutual’s policyowners, Reinsurer agrees to the following:

16.2.2 To secure the payment by the Reinsurer of the Reinsurer’s obligations under this Agreement for the benefit of the Northwestern Mutual, on October 21, 2002, Reinsurer, Northwestern Mutual, and The Bank of New York (the “Trustee”) executed a security trust agreement (the “Security Trust Agreement”) that qualifies under New York State Insurance Department Regulation 114 (“Security Trust Account”). Northwestern Mutual is and shall be named as the sole beneficiary of the Security Trust Account. Reinsurer has made the initial required deposit into the Security Trust Account and has properly funded the Security Trust Account as of the effective date of this Agreement.

16.2.3 Reinsurer agrees to fund and maintain the Security Trust Account by ensuring that the Security Trust Account contains assets having a fair market value (to be determined in good faith by the Reinsurer) in an amount not less than the Reinsurer’s statutory reserves plus other amounts Reinsurer determines it owes to Northwestern Mutual under this Agreement (taking into account any right of offset amounts owed to Reinsurer under this Agreement) (“Required Balance”). The term “statutory reserves” shall mean the amount determined under Section 3.4 as Reinsurer’s statutory reserves liability for its obligations under this Agreement. Beneficiary has the right, from time to time, to audit Reinsurer’s calculation of the Required Balance.

16.2.4 At the discretion of Reinsurer, and unless Reinsurer and Northwestern Mutual agree otherwise in the future, the assets held in the Security Trust Account shall be held in the form of (i) cash, (ii) certificates of deposit (issued by a United States (or any state thereof) bank and payable in United States legal tender) and (iii) investments of the types specified in paragraphs (1), (2) and (10) of subsection (a) of Section 1404 of the New York Insurance Law, as the same may be amended from time to time, provided that such investments meet the additional requirements of Authorized Investments (as used herein, as defined in the Security Trust Agreement) set forth in Schedule B of the Security Trust Agreement. Reinsurer agrees to maintain, on a quarterly basis, assets having a fair market value not less than an amount equal to 100% of the Required Balance; provided, however, that at such time as such Required Balance is less than $10 million the parties agree that they will reconsider whether they wish to continue the existence of a Security Trust Account. As long as a Security Trust Account exists in accordance with the Security Trust Agreement, Reinsurer shall calculate the Required Balance and the fair market value of the assets held in the Security Trust Account and confirm that each asset in the Security Trust Account remains an Authorized Investment as of the last day of each calendar quarter and report the amount of the Required Balance, the fair market value of the assets held in the Security Trust Account, and whether any assets are no longer Authorized Investments to Northwestern Mutual and the Trustee within ten (10) Business Days after the end of such quarter. In connection with such calculation, (a) if the fair market value of assets in the Security Trust Account exceeds 102% of the Required Balance, upon the request of Reinsurer, Northwestern Mutual shall direct the Trustee, within 10 Business Days, to withdraw and transfer to Reinsurer assets in the Security Trust Account that represent a fair market value that exceeds 102% of the Required Balance; or (b) if the fair market value of assets in the Security Trust Account is less than 100% of the Required Balance, Reinsurer shall deposit additional cash or permitted assets into the Security Trust Account within thirty (30) calendar days after such calculation so that the Security Trust Account is funded at 100% of the Required Balance. In the event that any asset in the Security Trust Account no longer qualifies as an Authorized Investment, the Reinsurer shall, within thirty (30) calendar days after notice thereof, deposit an Authorized Investment in substitution for such non-qualifying asset and withdraw the non-qualifying asset. The form and duration of assets to be held in the Security Trust Account shall be appropriate in light of the liabilities associated with the Reinsured Policies. Prior to delivering any assets for deposit in the Security Trust Account, Reinsurer shall execute assignments or endorsements in blank of all of Reinsurer’s right, title and interest in such assets (according to procedures set forth in the Security Trust Agreement), so that Northwestern Mutual, or the Trustee upon the Northwestern Mutual’s direction, may whenever necessary negotiate title to any such assets without consent or signature from Reinsurer or any other entity.

16.2.5 Northwestern Mutual may withdraw assets from the Security Trust Account in accordance with the procedures set forth in the Security Trust Agreement at any time or from time to time, notwithstanding any other provisions of this Agreement, and such assets may be used and/or applied by Northwestern Mutual, or any statutory successor of Northwestern Mutual, including without limitation, any liquidator, rehabilitator, receiver or conservator of Northwestern Mutual, without diminution because of insolvency on the part of Northwestern

Mutual or Reinsurer, only for one or more of the following purposes: (i) to reimburse Northwestern Mutual for the Reinsurer’s Risk Share of premiums returned to the owners of policies reinsured under this Agreement on account of cancellations of such policies; (ii) to reimburse Northwestern Mutual for the Reinsurer’s Risk Share of surrenders and benefits or losses paid by Northwestern Mutual pursuant to the provisions of the policies reinsured under this Agreement; (iii) to fund an account with Northwestern Mutual in an amount at least equal to the deduction, for reinsurance ceded, from Northwestern Mutual’s liabilities for policies ceded under this Agreement (such account shall include, but not be limited to, amounts for policy reserves, reserves for claims and losses incurred (including losses incurred but not reported), loss adjustment expenses, and unearned premiums); and (iv) to pay any other amounts Northwestern Mutual claims are due under this Agreement. Any amounts withdrawn by Northwestern Mutual in excess of the actual amounts required for items (i) through (iii) in the immediately preceding sentence, and in the case of item (iv) in the immediately preceding sentence any amounts that are subsequently determined not to be due, shall be returned with interest (which shall accrue at the end of each calendar quarter on a simple interest basis at the prime rate of The Bank of New York) to the Security Trust Account as soon as possible but not later than ten (10) Business Days after discovery of the excess or undue amounts. Any such excess and undue amounts shall be held in constructive trust for the benefit of Northwestern Mutual during the period they are held by Northwestern Mutual before they are returned to the Security Trust Account. Any amounts withdrawn and held by Northwestern Mutual pursuant to item (iii) shall accrue simple interest payable to the Reinsurer at the prime rate of The Bank of New York, unless an arbitration panel or court of competent jurisdiction awards a higher interest rate, in which case such higher rate shall be payable. Such interest shall be payable not later than ten (10) Business Days after the end of each calendar quarter ending after the amounts are withdrawn and held. Notwithstanding anything to the contrary in this Agreement, in the event of a dispute arising under this section, an arbitration panel or court of competent jurisdiction may also award attorney’s fees, arbitration costs and other reasonable expenses.

16.2.6 Reinsurer and Northwestern Mutual agree that the assets in the Security Trust Account may be withdrawn by Reinsurer in accordance with the procedures set forth in the Security Trust Agreement provided that either: (i) Reinsurer shall, at the time of any such withdrawal and transfer, replace the withdrawn assets with other assets that constitute an applicable Authorized Investment of the Security Trust Account, having a fair market value at least equal to the fair market value of the assets so withdrawn, such that the fair market value of the assets in the Security Trust Account is at all times at least equal to 100% of the Required Balance or (ii) after such withdrawal and transfer, where there is no substitution, the fair market value of the assets remaining in the Security Trust Account is not less than 102% of the Required Balance.

16.2.7 All settlements of account under the Security Trust Agreement between Northwestern Mutual and the Reinsurer shall be made in cash or cash equivalents.

16.2.8 Northwestern Mutual, upon 30 calendar days notice, may immediately recapture all risk ceded under this Agreement (including Incurred Claims) if Reinsurer fails to fund the Security Trust Account in an amount at least equal to 100% of the Required Balance as required in this Section 16. Section 8.3 shall control the transfer of reserves associated with the recaptured risk, and Reinsurer shall maintain the Security Trust Account until the statutory reserves are paid to Northwestern Mutual under Section 8.3. Notwithstanding the above, Northwestern Mutual may not recapture under this section if Reinsurer properly funds the trust during the 30 day notice period.

17. Arbitration

17.1 If Reinsurer and Northwestern Mutual cannot mutually resolve a dispute that arises out of or relates to this Agreement, the dispute shall be decided through arbitration as specified in the Arbitration Rules attached as Exhibit D. The arbitrators shall base their decision on the terms and conditions of this Agreement and, as necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of applicable law.

17.2 The parties agree that the threshold question of whether an issue is arbitrable shall be decided by the arbitrators, not a court, and that said question shall also be subject to the final and binding arbitration provisions of this Agreement.

17.3 The parties agree that any issue arbitrable under this Agreement may be, at the sole election of Northwestern Mutual, consolidated with disputes under the Administration Agreement and handled exclusively under the dispute resolution provisions of the Administration Agreement.

17.4 The decision of the arbitrators shall be final and binding on Northwestern Mutual and Reinsurer. There shall be no appeal from the arbitrators’ decision, except that any party to the arbitration may petition a court having jurisdiction over the parties and the subject matter to reduce the arbitrator’s decision to judgment.

17.5 The parties intend this article to be enforceable in accordance with the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.), including any amendments to that Act which are subsequently adopted. In the event that any party to a dispute under this Agreement refuses to submit to arbitration as required by this section, the other parties to the dispute may request the United States Federal District Court for the Eastern District of Wisconsin to compel arbitration in accordance with the Federal Arbitration Act. Northwestern Mutual and Reinsurer consent to the jurisdiction of such court to enforce this section and to confirm and enforce the performance of any award of the arbitrators under this Agreement.

17.6 Notwithstanding anything to the contrary in this Agreement, Reinsurer may not require arbitration of a dispute under this Agreement if Northwestern Mutual has been made the subject of delinquency proceedings under Chapter 645 of the Wisconsin Statutes.

18. Choice of Law

18.1 Except as otherwise expressly provided, this Agreement shall be construed in accordance with and shall be governed by the laws of the State of Oregon, without giving effect to the choice-of-law principles of such state.

19. Assignment and Transfer

19.1 Except for assignments or transfers to Northwestern Mutual’s affiliates (as defined under Wisconsin law), this Agreement may not be assigned or transferred by Northwestern Mutual without the prior written consent of Reinsurer.

19.2 This Agreement, any rights or duties under this Agreement, or any reinsurance under this Agreement may not be sold, assigned, or transferred in any manner by Reinsurer without the prior written consent of Northwestern Mutual. Included among the transfers prohibited by this provision are bulk transfers of the reinsurance hereunder without Northwestern Mutual’s prior consent, but this provision shall not be interpreted to prohibit retrocessions made in the ordinary course of business by Reinsurer (including, with informational notice to Northwestern Mutual, the occasional retrocession of stable claims), it being understood that such retrocessions are governed by the provisions of Exhibit C.

20. Commercial Advantage Prohibited

20.1 Reinsurer shall not publish (whether orally or in writing) or otherwise use its reinsurance relationships with Northwestern Mutual in connection with its direct insurance operations for commercial advantage.

21. Entire Agreement

21.1 This Agreement, along with any then-effective Administration Agreement between Northwestern Mutual and Reinsurer, constitutes the entire agreement between Northwestern Mutual and Reinsurer with respect to the business which is the subject of this Agreement, and there are no other understandings between the parties with respect to the business reinsured under this Agreement. This Agreement replaces and supersedes the previous Reinsurance Treaty dated August 27, 1987 in its entirely.

22. Severability

22.1 If any provision of this Agreement is found by a court of competent jurisdiction to violate any applicable federal or state statute or regulation, such provision shall be deemed void and unenforceable, the parties to abide, however, by the remainder of this Agreement in accordance with its terms.

23. Execution, Duration, Amendment, and Termination of Agreement

23.1 This Reinsurance Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument. The parties have negotiated this Agreement and agree that it should not be construed against either party as the drafter of this Agreement.

23.2 This Agreement shall be of unlimited duration. It may be amended at any time upon written agreement, in the form of an amendment or addendum, signed by

Northwestern Mutual and Reinsurer. In addition to the termination and recapture situations specified elsewhere in this Agreement, this Agreement may be terminated by either party, for purposes of new business only, upon three years prior written notice to the other party. In any case of termination, however, the Reinsurer shall continue to accept reinsurance during the notice period, and shall remain liable on all existing reinsurance effected under this Agreement, in accordance with this Agreement, until such existing reinsurance ceases. The parties may mutually agree to terminate this Agreement at any time.

24. Confidentiality.

24.1 Northwestern Mutual (the use of the term “Northwestern Mutual” in this Section 24 includes Northwestern Mutual and its affiliates, as defined under the Wisconsin insurance laws, and Northwestern Mutual’s agents and agency specialists) and Reinsurer acknowledge that this Agreement requires the transmission, use, and storage of sensitive medical, financial, and other personal information about proposed, current, and former policyowners, insured members, applicants, payers, claimants, beneficiaries, employees, agents, and agency specialists of Northwestern Mutual. Both parties shall conduct business in a manner that provides the greatest practical security for this information.

24.2 Confidential Information is defined as personal information about proposed, current and former policyowners, insured members, applicants, payers, claimants, beneficiaries, employees, agents and agency specialists of Northwestern Mutual. Confidential Information includes, but is not limited to, all medical, financial, and other personal information (including names) about such persons.

24.3 Northwestern Mutual and Reinsurer shall transmit Confidential Information through confidential transmission devices. Confidential transmission devices include, when appropriate, protected electronic transmission.

24.4 For itself, its directors, officers, employees, representatives, agents, and advisors, Reinsurer shall treat Confidential Information as confidential in the same way that Reinsurer treats in a confidential manner any information received in the course of administering its own group disability contracts. Reinsurer agrees to maintain the confidentiality of Confidential Information by, among other things, maintaining a secure system for the handling of such information, and by acting in compliance with all applicable federal and state laws and regulations. In that regard, and without limitation, Reinsurer agrees to employ the following practices:

24.4.1 With respect to its employees, Reinsurer shall restrict disclosure of Confidential Information solely to those employees with a need to know;

24.4.2 Reinsurer shall advise employees who receive Confidential Information of the obligation of confidentiality under this Agreement. Northwestern Mutual agrees that an annual notice (acceptable to Northwestern Mutual) signed by employees of the Reinsurer regarding confidentiality of Confidential Information shall be sufficient to satisfy this clause;

24.4.3 Except as required by law, Reinsurer shall not disclose Confidential Information to third parties without the consent of Northwestern Mutual or a properly executed authorization from the person or his or her authorized representative (in the event Reinsurer is required by court order or other legislative, judicial, or administrative process to disclose Customer Information, Reinsurer agrees to provide Northwestern Mutual with prompt notice of the order or process prior to disclosure); provided, however, that Reinsurer need not provide notice to Northwestern Mutual prior to Reinsurer disclosing Confidential Information pursuant to a subpoena or court order issued to Northwestern Mutual but handled by Reinsurer on behalf of Northwestern Mutual;

24.4.4 Reinsurer shall promptly notify Northwestern Mutual upon discovery of any loss or misplacement of Confidential Information or any breach of the security of its system, in whatever form.

24.4.5 Reinsurer shall use Confidential Information only for the purpose of conducting and servicing business with Northwestern Mutual. Reinsurer agrees not to use Confidential Information to market other products or services to the person to whom the information relates except as provided in this Agreement.

24.4.6 Upon termination of this Agreement, Reinsurer shall immediately destroy or return intact to Northwestern Mutual (whichever Northwestern Mutual requests) any and all Confidential Information and any and all copies or records of any Confidential Information in its possession or control. Northwestern Mutual agrees to allow Reinsurer to retain Confidential Information (i) to the extent necessary to service existing obligations to Northwestern Mutual or (ii) if Northwestern Mutual agrees, at that time, that retention is otherwise necessary for a legitimate business purpose.

This Agreement is executed in duplicate by Northwestern Mutual and Reinsurer by their respective officers duly authorized to do so.

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY		STANDARD INSURANCE COMPANY

By:	/s/ WILLIAM C. KOENIG	By:	/s/ CINDY J. MCPIKE
Title:	Sr. Vice President and Chief Actuary	Title:	Sr. Vice President and CFO

Attest:	/s/ JAMES FRASHER	Attest:	/s/ MICHAEL T. WINSLOW
Title:	Assistant Secretary	Title:	Corporate Secretary

Dated:	2/14/05	Dated:	2/17/05

EXHIBITS

Exhibit A	Reinsurer’s Risk Share and Reinsurance Premium Percentage

Exhibit B	Items Used to Determine Expense Premium

Exhibit C	Changes in Circumstances of Reinsurer

Exhibit D	Arbitration Rules

Note: Exhibits A-D above are excluded from this filing. A supplemental copy of any of the omitted schedules will be furnished to the Commission upon request.